Exhibit 99.1

	CONTACT:	Dan Crow	PR04-107
Hastings		Vice President and Chief Financial Officer
Entertainment, Inc.		(806) 351-2300, ext. 6000
www.gohastings.com

Hastings Entertainment, Inc. Reports Pre-Tax Income of $0.25 per Diluted Share for 1Q 2004 Compared to a Pre-Tax Loss of $0.09 per Share for 1Q 2003, Raises Guidance for Full Year 2004

AMARILLO, Texas, May 24, 2004—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three months ended April 30, 2004. Net income was approximately $1.8 million, or $0.15 per diluted share, for the first quarter of fiscal year 2004 compared to a net loss of approximately $1.1 million, or $0.09 per share, for the first quarter of fiscal year 2003. Pre-tax income was approximately $3.0 million, or $0.25 per diluted share, for the first quarter of fiscal year 2004 compared to a pre-tax loss of approximately $1.1 million, or $0.09 per share, for the first quarter of fiscal year 2003.

Below is a tabular presentation comparing and reconciling net income (loss) and pre-tax income (loss), and related per diluted share amounts, for the three months ended April 30, 2004 and 2003 (dollars in thousands, except per share amounts):

	Three Months Ended April 30,
	2004	2003
Pre-tax income (loss)	$2,989	$(1,068)
Income tax expense	(1,168)	—

Net income (loss)	$1,821	$(1,068)

Per diluted share amounts:
Pre-tax income (loss)	$0.25	$(0.09)
Income tax expense	(0.10)	—

Net income (loss)	$0.15	$(0.09)

Financial Results for the First Quarter of Fiscal Year 2004

Revenues. Total revenues for the first quarter increased $10.1 million, or 8.6%, to $126.9 million compared to $116.8 million for the first quarter of fiscal 2003, resulting principally from an increase of 8.1% in comparable-store revenues (“Comps”). The following is a summary of our revenue results:

	Three Months Ended April 30,
	2004		2003		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$101,102	79.6%	$91,456	78.3%	$9,646	10.5%
Rental video revenue	25,835	20.4%	25,381	21.7%	454	1.8%

Total revenues	$126,937	100.0%	$116,837	100.0%	$10,100	8.6%

Comparable-store revenues:
Total	8.1%		1.9%
Merchandise	10.5%		-0.1%
Rental	-0.2%		9.5%

“We are extremely pleased with our results for the first quarter of fiscal 2004,” said John H. Marmaduke, Chairman and Chief Executive Officer. “In my letter to our shareholders contained in our Fiscal Year 2003 Summary Annual Report, I discussed management initiatives and system enhancements that, while completed in fiscal 2003, would show their first full year of benefit in fiscal 2004. We believe our focus in these areas is a significant contributor to increases in revenue and profits for the first quarter of fiscal 2004.”

The higher merchandise Comps were primarily the result of Comp increases in our video for sale, book and music categories. Below is a summary of the Comp results for those categories:

	Three Months Ended April 30,
	2004	2003
Video for sale	24.6%	22.7%
Books	8.0%	-5.4%
Music	5.9%	-11.8%

Gross Profit. For the first quarter, total gross profit dollars increased approximately 15.8% to $44.5 million from $38.5 million for the same period last year, primarily as a result of higher revenues and increases in merchandise margin rates. As a percentage of total revenues, gross profit increased to 35.1% for the quarter compared to 32.9% for the same quarter in the prior year.

Selling, general and administrative expenses (“SG&A”). SG&A increased approximately $2.2 million to $41.2 million for the current quarter compared to $39.0 million for the same quarter in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A decreased to 32.4% for the current quarter compared to 33.3% for the same quarter in the prior year.

Stock Repurchase

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. During the first quarter of fiscal year 2004, we purchased a total of 29,500 shares at a cost of approximately $191,000, or $6.48 per share. As of April 30, 2004, a total of 825,923 shares had been purchased under the program at a cost of approximately $3.964 million, for an average cost of $4.80 per share.

Fiscal Year 2004 Guidance

“In our press release dated March 29, 2004, we issued guidance of $0.70 to $0.76 per diluted share on a pre-tax income basis and $0.44 to $0.48 per share on a diluted net income basis,” said Dan Crow, Vice President of Finance and Chief Financial Officer. “Our revenue and gross profit rate for the first quarter exceeded our internal forecast, which is the basis for our guidance. Consequently, we are raising our guidance to a range of $0.80 to $0.85 per diluted share on a pre-tax income basis and a range of $0.50 to $0.53 per share on a diluted net income basis.”

This guidance, as indicated below under “Safe Harbor Statement,” reflects current estimates, assumptions and expectations, based on information available on the date of this press release. This guidance is subject to uncertainty, as the information upon which it is based will change over time and may change substantially as the fiscal year progresses. We undertake no obligation to update this guidance for such changes, but intend to review such guidance on a fiscal quarterly basis to determine whether we are currently on track with such guidance. Weighted average diluted shares outstanding at April 30, 2004 were approximately 11.8 million.

New Stores

Since September 17, 2003, which is the date we last reported our new superstore activity, we have opened superstores with our new 3-Across layout in the following communities:

		Selling
Community	Population	Square Footage	Date Opened
Canyon, TX	13,000	10,000	10/20/03
Clovis, NM	33,000	18,000	11/17/03
Canon City, CO	15,000	18,000	04/26/04
Emporia, KS	27,000	15,000	05/17/04

Hastings’ 3-Across store format enables us to merchandise more product, provide better customer service, satisfy a more diverse customer base and promote more logical product adjacencies for improved customer traffic flow.

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, particularly with respect to items contained in our guidance for fiscal year 2004, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 150 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets in 20 states, primarily in the Western and Midwestern United States.

Hastings also operates an e-commerce Internet Web site that makes available to our customers new and used entertainment products, and unique, contemporary gifts. The site features exceptional product and pricing offers as well as an Investor Relations section with links to past press release information and filings with the Securities and Exchange Commission, including officer certification of financial information listed as exhibits to such filings.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2004	2003	2004
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$4,297	$2,895	7,124
Merchandise inventories, net	144,755	137,596	138,552
Income tax receivable	195	569	511
Deferred income taxes, current	1,935	—	1,779
Prepaid expenses and other current assets	6,763	6,108	6,585

Total current assets	157,945	147,168	154,551
Property and equipment, net	78,061	76,000	79,633
Deferred income taxes, net of valuation allowance at April 30, 2003	—	971	1,246
Intangible assets, net	608	696	630
Other assets	16	188	188

Total assets	$236,630	$225,023	236,248

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$168	$199	221
Trade accounts payable	76,900	67,963	82,072
Accrued expenses and other current liabilities	29,230	31,020	34,308

Total current liabilities	106,298	99,182	116,601
Long-term debt, excluding current maturities	38,513	44,074	29,623
Deferred income taxes	78	—	—
Other liabilities	3,039	3,668	3,031
Commitments and contingencies	—	—	—
Shareholders’ equity:
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,557	36,740	36,598
Retained earnings	54,830	44,191	53,009
Treasury stock, at cost	(2,804)	(2,951)	(2,733)

Total shareholders’ equity	88,702	78,099	86,993

Total liabilities and shareholders’ equity	$236,630	$225,023	236,248

Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	April 30,
	2004	2003
Merchandise revenue	$101,102	$91,456
Rental video revenue	25,835	25,381

Total revenues	126,937	116,837
Merchandise cost of revenue	71,896	68,481
Rental video cost of revenue	10,530	9,903

Total cost of revenues	82,426	78,384

Gross profit	44,511	38,453
Selling, general and administrative expenses	41,171	38,976
Pre-opening expenses	94	113

Operating income (loss)	3,246	(636)
Other income (expense):
Interest expense	(365)	(490)
Other, net	108	58

Income (loss) before income taxes	2,989	(1,068)
Income tax expense	1,168	—

Net income (loss)	$1,821	$(1,068)

Basic income (loss) per share	$0.16	$(0.09)

Diluted income (loss) per share	$0.15	$(0.09)

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three months ended
	April 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$1,821	$(1,068)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation expense	10,710	9,838
Amortization expense	22	21
Loss on rental videos, lost, stolen and defective	1,253	1,219
Loss on disposal of other assets	187	299
Deferred income taxes	1,168	—
Non-cash compensation	—	10
Changes in operating assets and liabilities:
Merchandise inventory	(4,188)	11,927
Prepaid expenses and other current assets	(178)	(139)
Trade accounts payable	(5,172)	(7,749)
Accrued expenses and other liabilities	(5,078)	(1,523)
Income taxes receivable/payable	316	(17)
Other assets and liabilities, net	180	269

Net cash provided by operations	1,041	13,087

Cash flows from investing activities:
Purchases of rental video	(8,351)	(6,356)
Purchases of property and equipment	(4,242)	(5,844)

Net cash used in investing activities	(12,593)	(12,200)

Cash flows from financing activities:
Borrowings under revolving credit facility	144,096	118,222
Repayments under revolving credit facility	(135,209)	(120,615)
Payments under long-term debt and capital lease obligations	(50)	(46)
Purchase of treasury stock	(191)	—
Proceeds from exercise of stock options	79	—

Net cash provided by (used in) financing activities	8,725	(2,439)

Net decrease in cash	(2,827)	(1,552)
Cash at beginning of period	7,124	4,447

Cash at end of period	$4,297	$2,895

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2004	2003
Merchandise inventories, net	$144,755	$137,596
Inventory turns, trailing 12 months (B)	1.93	1.83
Long-term debt	$38,513	$44,074
Long-term debt to total capitalization (C)	30.3%	36.1%
Book value (D)	$88,702	$78,099
Book value per share (E)	$7.52	$6.89

	Three months ended April 30,
	2004	2003
EBITDA (F)	$14,086	$9,281
Adjusted EBITDA (F)	$5,735	$2,925
Comparable-store total revenues (G)	8.1%	1.9%
Comparable-store merchandise revenues (G)	10.5%	-0.1%
Comparable-store rental revenues (G)	-0.2%	9.5%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the twelve months ended April 30, 2004 divided by average merchandise inventory for the twelve months ended April 30, 2004.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of April 30, 2004.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental video assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental video assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended April 30,
	2004	2003
Net income (loss)	$1,821	$(1,068)
Interest expense	365	490
Income tax expense	1,168	—
Depreciation expense	10,710	9,838
Amortization expense	22	21

EBITDA	$14,086	$9,281

The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended April 30,
	2004	2003
Net income (loss)	$1,821	$(1,068)
Interest expense	365	490
Income tax expense	1,168	—
Depreciation expense	10,710	9,838
Amortization expense	22	21
Purchase of rental video assets	(8,351)	(6,356)

Adjusted EBITDA	$5,735	$2,925

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

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